FILED
  IN THE OFFICE OF THE
 SECRETARY OF STATE THE
    STATE OF NEVADA


                       CERTIFICATE OF CHANGE IN NUMBER OF
                       OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                       HEALTHCARE CENTERS OF AMERICA, INC.
                              a Nevada corporation


1.

    Healthcare Centers of America, Inc. (the"Corporation") has one (1) class and series of common stock.

2. The current cumber of authorized shares of the common stock of the Corporation is NINE HUNDRED MILLION (900,000,000), par value ONE MIL ($0.001) per share.

3. By this certificate the Corporation shall cause itas authorized common par Value to remain at ONE MIL. ($0.001) PER share and the authorized common shares to remain at NINE HUNDRED MILLION (900,000,000).

4. By this certificate the Corporation shall effect a 1 forr 1000 (1:1000) reverse stock split of its common stock requiring the s urrender of one thousand (1,000) shares of the presently issued and outstanding common stock of the Corporation in exchange for (1) share of the restated authorized common stocmk of the Corporation.

5. Any portential fractional shares created by the reverse stock split reflected herein shall be rounded up to the next whole share. Therefore, any stockholder entitled to a fractional share of the Corporation's common stock as a result of the reverse stock split shall receive one (1) whole share of the Corporation's common stock instead of said fractional share of stock. This shall be done to prevent the issuance of any fractional shares. No maney or scrip will be paid to stockholders otherwise entitled to a fraction of a share.

6. Any stockholer who is the registered owner of nine hundred ninety-nine (999) shares of less of the Corporation's common stock as listed with the transfer




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agent on the effective date shall automatically receive one (1) share.

7. Pursuant to Nevada Revised Statues 78.207, no stosckholder action and/or approval was required or oaobrained to authorize the reverse stock split relected herein. Instead, pursuant to Nevada Revised Statutes 78.207, said stock split was authorized by a resolution duly adopted by the board of directors of the Corporation

8. The reverse stock split and change in par value reflected herein shall become effective June 30, 1998 at 5:00 p.m. Eastern Standard Time.


BY: /s/Marice Furlong                      BY: /s/Michael Pietrzak
    -----------------                          -------------------
Maurice Furlong                            Michael Pietrzak
President                                  Secretary
Healthcare Centers of America, Inc.        Healthcare Centers of America, Inc.

STATE OF NEVADA

COUNTY OF WASHOE

This instrument was acknowledged before me on June 17,1998 by MAURICE FURLONG AS as President of Healthcare Centers of America, Inc.

/s/Mark Miller
--------------
Notary Public
STATE OF NEVADA


COUNTY OF WASHOE

                             [Notary Seal Graphic not include]
                                    MARK MILLER
                             NOTARY PUBLIC-STATE OF NEVADA
                              MY APPINTMENT EXPIRES OCT 7, 1998

This instrument was acknowledged before me on June 17,1998 by MICHAEL PIETRZAK AS as Secretary of Healthcare Centers of America, Inc.

/s/Mark Miller
--------------
Notary Public
                             Notary Seal Graphic not include]
                                    MARK MILLER
                             NOTARY PUBLIC-STATE OF NEVADA
                              MY APPINTMENT EXPIRES OCT 7, 1998